Exhibit 4.32

AMENDMENT TO AMENDED AND RESTATED

TRANSACTION SERVICES AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED TRANSACTION SERVICES AGREEMENT (this “Amendment”), dated as of August 19, 2014, is made by and between Gerry Wang (the “Manager”) and Seaspan Corporation (the “Company”, together with the Manager, the “Parties”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in that certain Amended and Restated Transaction Services Agreement, dated as of December 7, 2012, by and between the Parties (the “Agreement”).

RECITALS

WHEREAS, pursuant to Section 7.10 of the Agreement, no amendment, supplement or restatement of any provision of the Agreement will be binding unless it is in writing and signed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement to extend the outside date of the ROFR Period from March 31, 2015 to March 31, 2016.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Amendments.

(a) The definition of “Right of First Refusal Agreement” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, dated as March 14, 2011, by and among the Company, GC Intermodal and Blue Water Commerce, LLC, a limited liability company formed under the laws of Montana, as the same may be amended from time to time.”

(b) The definition of “ROFR Period” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““ROFR Period” means the period beginning on the date of this Agreement and ending on the earlier of (a) March 31, 2016 and (b) the date on which the Right of First Refusal Agreement is terminated pursuant to Section 5 thereof.”

(c) All references to the “Agreement,” “herein,” “hereunder” or words of similar import in the Agreement shall be deemed to include the Agreement as amended by this Amendment.

Section 2. Full Force and Effect. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. Except as amended by this Amendment, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and the Parties hereby ratify and confirm the Agreement in all respects, as amended hereby.

Section 3. Governing Law; Jurisdiction. This Amendment is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, the laws of Hong Kong without giving effect to any conflict or choice of law provisions thereof.

Section 4. Entire Agreement. This Amendment and the Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior or contemporaneous understandings and written or oral agreements among them pertaining thereto.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. This Amendment may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

SEASPAN CORPORATION

By:	/s/ Mark Chu
	Name:	Mark Chu
	Title:	General Counsel

[Signature Page to Amendment to Amended and Restated Transaction Services Agreement]

GERRY WANG

/s/ Gerry Wang

[Signature Page to Amendment to Amended and Restated Transaction Services Agreement]